SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))

                                    FOOTSTAR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fees paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------------

     3)  Filing Party:

         -------------------------------------------------------

     4)  Date Filed:

         -------------------------------------------------------

                                    FOOTSTAR

                933 MACARTHUR BOULEVARD, MAHWAH, NEW JERSEY 07430

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   ----------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Footstar, Inc., a Delaware corporation (the "Corporation"), will be held at the offices of the Corporation at 933 MacArthur Boulevard, Mahwah, New Jersey 07430, on Tuesday, May 1, 2001, at 10:00 a.m. local time, for the following purposes:

          1. To elect two directors to hold office for a term expiring in 2004;

          2. To ratify the appointment of KPMG LLP as the Corporation's independent auditors for fiscal 2001; and

          3. To consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment.

     Stockholders of record at the close of business on March 15, 2001 are entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment.

                                             By order of the Board of Directors,

                                             FOOTSTAR, INC.

                                             /s/ MAUREEN RICHARDS
                                             --------------------
                                                 MAUREEN RICHARDS
                                                 Vice President, General Counsel
                                                 and Corporate Secretary

Dated: March 30, 2001


--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.
--------------------------------------------------------------------------------

                                    FOOTSTAR
                                   ----------
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 1, 2001
                                   ----------


                                 PROXY STATEMENT

     This Proxy Statement is being furnished to the stockholders of Footstar, Inc., a Delaware corporation ("Footstar" or the "Corporation"), in connection with the solicitation of proxies by the Board of Directors of the Corporation (the "Board") for use at the Annual Meeting of Stockholders of the Corporation (the "Meeting") to be held on Tuesday, May 1, 2001, at 10:00 a.m. local time, at the offices of the Corporation, 933 MacArthur Boulevard, Mahwah, New Jersey 07430, and at any postponement or adjournment of the Meeting. At the Meeting, stockholders are being asked to consider and vote on (1) the election of two directors, each to hold office for a term expiring in 2004 and (2) the ratification of the appointment of KPMG LLP as the Corporation's independent auditors for 2001.

     This Proxy Statement, Notice of Meeting and accompanying proxy card are first being mailed to stockholders on or about March 30, 2001.

                                     GENERAL

     The holders of shares of Common Stock of record at the close of business on March 15, 2001 are entitled to vote such shares at the Meeting. On March 15, 2001, there were 19,874,208 shares of Common Stock outstanding. The presence in person or by proxy of the holders of one-third of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business.

     Each stockholder is entitled to one vote, in person or by proxy, for each share of Common Stock held as of the record date on each matter to be voted on at the Meeting. Directors are elected by the affirmative vote of a plurality of the votes cast at the Meeting. The proposal to ratify the appointment of the auditors requires the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote.

     Proxies for shares marked "abstain" on a matter will be considered to be represented at the Meeting, but will be considered to be voted only as to those matters actually voted on. Therefore, abstentions will be disregarded and will have no effect on the election of directors but will have the effect of a vote against the ratification of the appointment of auditors. Broker non-votes occur when shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters and as to which non-voted matters the broker does not have discretionary authority. The Company believes that brokers will have discretionary authority as to each of the proposals submitted.

     Shares of Common Stock represented by a properly executed proxy received in time for the Meeting will be voted as specified in the proxy, unless the proxy has previously been revoked. UNLESS CONTRARY INSTRUCTIONS ARE GIVEN IN THE PROXY, IT WILL BE VOTED BY THE PERSONS DESIGNATED IN THE PROXY FOR THE ELECTION OF THE BOARD'S NOMINEES FOR DIRECTOR, FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE CORPORATION'S INDEPENDENT AUDITORS FOR FISCAL 2001 AND, WITH RESPECT TO ANY OTHER MATTERS PROPERLY SUBMITTED TO STOCKHOLDERS AT THE MEETING, AS RECOMMENDED BY THE BOARD OR, IF NO SUCH RECOMMENDATION IS GIVEN, IN THEIR DISCRETION.

     A proxy may be revoked by filing with the Secretary of the Corporation, prior to the voting of such proxy, either a written revocation of that proxy or a new proxy bearing a later date. A proxy may also be revoked by voting in person at the Meeting. The presence of a stockholder at the Meeting will not in itself constitute revocation of a proxy.

     This proxy solicitation is being made on behalf of the Corporation and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Corporation. The Corporation has retained Morrow & Co. to assist it in the solicitation of proxies for a fee of $4,500 plus out-of-pocket expenses. In addition, solicitations may be made in person or by mail, telephone, facsimile or e-mail by the directors, officers and regularly engaged employees of the Corporation, without extra compensation. The Corporation will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock.

MULTIPLE COPIES OF ANNUAL REPORT AND PROXY STATEMENT

     Where more than one holder of the Corporation's Common Stock share the same address, the Corporation may deliver only one Annual Report and one Proxy Statement to that address unless the Corporation has received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of the Corporation's Common Stock in "street name" for more than one beneficial owner with the same address may deliver only one Annual Report and one Proxy Statement to that address if they have received consent from the beneficial owners of the stock.

     The Corporation will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to any shareholder, including a beneficial owner of stock held in "street name," at a shared address to which a single copy of either of those documents was delivered. To receive additional copies of our Annual Report and Proxy Statement, you may call or write to Investor Relations, Footstar, Inc. 933 MacArthur Blvd., Mahwah, New Jersey 07430, (201) 760-4008.

     You may also contact Investor Relations at the address or telephone number above if you are a shareholder of record of the Corporation and you wish to receive a separate Annual Report and Proxy Statement in the future, or if you are currently receiving multiple copies of our Annual Report and Proxy Statement and want to request delivery of a single copy in the future. If your shares are held in "street name" and you want to increase or decrease the number of copies of our Annual Report and Proxy Statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     General. The Board of Directors currently consists of eight members divided into three classes of approximately equal size. Directors are generally elected for three-year terms on a staggered term basis, so that each year the term of office of one class will expire and the terms of office of the other classes will extend for additional periods of one and two years, respectively. This year's nominees each have been nominated to serve for a three-year term expiring in the year 2004. The Corporation has inquired of each nominee and determined he will serve if elected. In the event that any of the nominees should become unavailable for election, the persons named in the accompanying proxy intend to vote for such other person, if any, as the Board may designate as a substitute nominee.

     The names of the nominees for election, the directors whose terms extend beyond the Meeting and certain information about each of them are set forth in the tables below. All nominees are current directors of the Corporation. The Board of Directors recommends that stockholders vote "FOR" the Corporation's nominees for director.


                                      TABLE I--NOMINEES FOR ELECTION AT THE 2001 ANNUAL MEETING

                                                                                                        CURRENT
                                                                                         DIRECTOR        TERM
NAME AND AGE                          PRINCIPAL OCCUPATION AND BACKGROUND                  SINCE        EXPIRING
------------                          -----------------------------------                  ------       --------
Robert A. Davies, III, 65             Chairman and Chief Executive Officer of               1998          2001
                                         Church & Dwight Co., Inc. since February
                                         2001. President, Chief Executive Officer
                                         and Director of Church & Dwight Co. Inc.
                                         from October 1995 to January 2001.

Terry R. Lautenbach, 62               Former Senior Vice President of IBM                   1996          2001
                                         Corporation. Mr. Lautenbach is also a
                                         director of CVS Corporation, Air Products
                                         and Chemicals, Inc. and Varian Medical
                                         Systems, Inc.


                                 TABLE II--DIRECTORS WHOSE TERMS CONTINUE BEYOND THIS ANNUAL MEETING

                                                                                                        CURRENT
                                                                                         DIRECTOR        TERM
NAME AND AGE                          PRINCIPAL OCCUPATION DURING PAST FIVE YEARS         SINCE        EXPIRING
------------                          -------------------------------------------         ------       --------
George S. Day, 63                     Geoffrey T. Boisi Professor of Marketing and          1996          2002
                                         Director of Huntsman Center for Global
                                         Competition and Innovation at The
                                         Wharton School, University of
                                         Pennsylvania; consultant to
                                         corporations including AT&T, Eastman
                                         Kodak, General Electric, Nortel
                                         Networks and IBM Corporation.

Stanley P. Goldstein, 66              Former Chairman and Chief Executive Officer of        1996          2003
                                         CVS Corporation and former Chief Executive
                                         Officer of Melville Corporation (CVS's
                                         predecessor). Mr. Goldstein serves as a director
                                         of Linens 'n Things, Inc. and CVS Corporation.


                TABLE II--DIRECTORS WHOSE TERMS CONTINUE BEYOND THIS ANNUAL MEETING (CONTINUED)
                                                                                                        CURRENT
                                                                                         DIRECTOR        TERM
NAME AND AGE                          PRINCIPAL OCCUPATION DURING PAST FIVE YEARS         SINCE        EXPIRING
------------                          -------------------------------------------         ------       --------
Bettye Martin Musham, 68              Chairwoman and Chief Executive Officer of Gear        1996          2002
                                         Holdings, Inc., which she co-founded in 1977.
                                         Ms. Musham also serves as a director of
                                         Brunswick Corporation, Wallace Computer
                                         Services, Inc., Peace Links and the
                                         World Service Council of the YMCA of
                                         the USA.

Kenneth S. Olshan, 68                 Former Chairman and Chief Executive Officer of        1996          2002
                                         Wells Rich Greene BDDP. Mr. Olshan also serves
                                         as a director of Charming Shoppes and as a
                                         Trustee of the Central Park Conservancy.

J.M. Robinson, 55                     Chairman of the Board, Chief Executive Officer        1996          2003
                                         and President of the Corporation. Prior to
                                         October 1996, Mr. Robinson was President and
                                         Chief Executive Officer of the Meldisco
                                         Division of Melville Corporation. Mr. Robinson
                                         is a member of the Board of Visitors of the
                                         University of Memphis, the Board of Trustees of
                                         Connecticut Public Broadcasting, Inc. and the
                                         Advisory Council of the National Wildlife
                                         Federation.

Neele E. Stearns, Jr., 65             Chairman of Financial Investments Corporation,        2000          2003
                                         a private equity investment firm, since February
                                         2001. Chairman of the Board of Wallace
                                         Computer Services, Inc. from January 2000
                                         through November 2000. Prior to 1994, President
                                         and Chief Executive Officer of CC Industries,
                                         Inc., a diversified holding company. Mr. Stearns
                                         also serves as a director of Maytag Corporation
                                         and Wallace Computer Services, Inc.

     Committees of the Board of Directors. The Board of Directors held nine meetings during 2000. The Board has an Audit Committee, a Corporate Governance Committee and a Compensation Committee. Each director attended at least 75% of the meeting of the Board of Directors and of the committees of which he or she wasa member.

     The Audit Committee held three meetings during 2000. The Audit Committee has oversight responsibilities with respect to the Corporation's financial reporting, the system of internal controls and the audit process. The duties of the Audit Committee, among others, are (i) to consider the adequacy of the accounting and internal control systems, (ii) to oversee the audit function,
(iii) to review quarterly and annual consolidated financial statements, (iv) to institute, direct and supervise special investigations, (v) to recommend to the Board the appointment of independent auditors, (vi) to review non-audit services provided by the independent auditors, (vii) to review the Corporation's Code of Conduct, including its conflict of interest policy and compliance procedures and
(viii) to report to the Board from time to time and make such recommendations and observations as it sees fit.

     The members of the Audit Committee are:

          George S. Day, Chair
          Robert A. Davies, III
          Kenneth S. Olshan
          Neele E. Stearns, Jr.

     The Corporate Governance Committee held one meeting during 2000. The duties of the Corporate Governance Committee are (i) to nominate, in concert with the Chairman of the Board of Directors, any new director for election to the Board,
(ii) to report annually to the Board an assessment of the Board's performance,
(iii) to review with the Board the criteria the Committee believes appropriate for Board membership and (iv) to recommend to the Board guidelines on corporate governance. The Corporation's Bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any annual meeting of stockholders. See "Stockholder Proposals and Nominations for the 2002 Meeting," on page 16 of this Proxy Statement.

     The members of the Corporate Governance Committee are:

          Kenneth S. Olshan, Chair
          Stanley P. Goldstein
          Bettye Martin Musham

     The Compensation Committee held three meetings during 2000. The duties of the Compensation Committee are (i) to establish policies governing, and to implement, administer and interpret all aspects of, compensation of all officers and other key executives of the Corporation and its subsidiaries whose annual base salaries are $200,000 or greater, and other employees designated by the Committee as key executives of the Corporation and its subsidiaries, (ii) to have the same responsibilities with respect to compensation of non-employee directors, except that certain determinations and actions which are non-ministerial are subject to approval of the full Board and (iii) in connection with the foregoing, to establish and administer compensation and benefit policies, plans and programs other than health and welfare plans generally available to employees of the Corporation and its subsidiaries.

     The members of the Compensation Committee are:

          Terry R. Lautenbach, Chair
          George S. Day
          Stanley P. Goldstein
          Bettye Martin Musham

            STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as to beneficial ownership of the outstanding Common Stock of the Corporation as of March 15, 2001, by each person known to the Corporation to own beneficially more than 5% of the outstanding Common Stock, by each director and nominee for director of the Corporation, by each of the current executive officers listed in the Summary Compensation Table and by all directors and executive officers of the Corporation as a group. To the Corporation's knowledge, except as otherwise indicated, all persons listed below have sole voting and investment power with respect to such shares.

                                                                        NUMBER OF COMMON SHARES
         NAME OF BENEFICIAL OWNER                                       BENEFICIALLY OWNED (1)   PERCENT OF CLASS
         ------------------------                                       ----------------------   ----------------
      Directors and Named Officers:
        J.M. Robinson .................................................      511,152(2)               2.53%
        Maureen Richards ..............................................       47,965(2)                   *
        Robert D. Ravener, Jr. ........................................       46,271(2)                   *
        Robert A. Davies, III .........................................       10,088(3)                   *
        George S. Day .................................................       14,099(3)                   *
        Stanley P. Goldstein ..........................................       60,960(3)(4)                *
        Terry R. Lautenbach ...........................................       19,126(3)                   *
        Bettye Martin Musham ..........................................       11,947(3)                   *
        Kenneth S. Olshan .............................................       15,136(3)                   *
        Neele E. Stearns, Jr. .........................................        3,400(3)                   *
        All executive officers and directors as a group (10 persons)         740,144(2)(3)(4)         3.66%
      5% Stockholders:
      ESL Partners, L.P.,
      ESL Limited,
      ESL Investors, L.L.C.
      ESL Institutional Partners, L.P.
      (collectively, "ESL")(5)
          One Lafayette Place
          Greenwich, CT 06830 .........................................    3,592,300                 18.08%
      FMR Corp.
      Edward C. Johnson, 3d and
      Abigail P. Johnson(6)
          82 Devonshire Street
          Boston, MA 02109 ............................................    1,991,400                 10.07%
      David J. Greene and Company, LLC(7)
          599 Lexington Avenue
          New York, NY 10022 ..........................................    2,002,019                 10.16%
      Sasco Capital, Inc.(8)
          10 Sasco Hill Road
          Fairfield, CT 06430 .........................................    1,558,139                  7.84%

----------
 * Less than one percent (1%).

(1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned by a spouse, minor children or by relatives sharing the same home or by entities owned or controlled by the named person.

(2) Of the shares shown, 132,999, 28,571 and 21,310, shares for Mr. Robinson, Ms. Richards and Mr. Ravener, respectively, constitute restricted or deferred shares under the Corporation's Deferred Compensation Plan. A majority of such shares are subject to forfeiture if the executive does not continue to be employed by the Corporation for five years from the date of grant. The amounts shown also include the following stock options which are currently exercisable or exercisable within 60 days: Mr. Robinson, 325,107; Ms. Richards, 16,430; and Mr. Ravener, 22,910.

(3)  Of the shares shown, 7,888, 7,499, 10,326, 11,509, 5,371, 13,036 and 1,000 shares for Messrs. Davies, Day, Goldstein, Lautenbach, Ms. Musham, Mr. Olshan and Mr. Stearns, respectively, constitute deferred shares. Each director has the right to receive these shares either at the later of ceasing to be a director or attaining age 65, or if voluntarily deferred, until the time elected. The amounts shown also include the following stock options which are currently exercisable within 60 days: Mr. Davies, 1,200, Dr. Day, 1,600, Mr. Goldstein, 1,200, Mr. Lautenbach, 1,600, Ms. Musham, 1,600, Mr. Olshan, 1,600, and Mr. Stearns, 400.

(4) Of the shares shown, 5,758 shares are owned by Mr. Goldstein's wife. Mr. Goldstein disclaims beneficial ownership of such shares.

(5) ESL filed a Schedule 13G dated December 28, 2000 disclosing beneficial ownership with respect to 3,592,300 shares of Common Stock. Of such Common Stock, ESL Partners, L.P. has sole voting and sole investment power with respect to 2,450,975 shares, ESL Limited has sole voting and sole investment power with respect to 438,414 shares, ESL Institutional Partners, L.P. has sole voting and sole investment power with respect to 85,601 shares, and ESL Investors, L.L.C. has sole voting and investment power with respect to 617,310 shares.

(6) FMR Corp., Edward C. Johnson, 3d and Abigail P. Johnson (collectively, "FMR") filed a Schedule 13G dated February 14, 2001 disclosing beneficial ownership of 1,991,400 shares of Common Stock. Of such Common Stock, FMR has sole voting power with respect to no shares and sole investment power with respect to 1,991,400 shares.

(7) David J. Greene and Company, LLC filed a Schedule 13G dated February 14, 2001 disclosing beneficial ownership of 2,002,019 shares of Common Stock. Of such Common Stock, David J. Greene and Company, LLC has sole voting and sole investment power with respect to 107,238 shares, shared voting power with respect to 979,410 shares and shared investment power with respect to 1,894,781 shares.

(8) Sasco Capital, Inc. filed a Schedule 13G dated February 12, 2001 disclosing beneficial ownership of 1,558,139 shares of Common Stock. Of such Common Stock, Sasco Capital, Inc. has shared voting and investment power with respect to no shares and sole voting power with respect to 739,145 shares and sole investment power with respect to 1,558,139 shares.

                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table summarizes all compensation awarded to, earned by or paid to the named key-policy making officers of the Corporation and to one former executive officer whose employment terminated during fiscal 2000 (the "Named Officers") for all services rendered to the Corporation and its subsidiaries during the Corporation's last three fiscal years.

                                             SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION
                                       ANNUAL COMPENSATION                           AWARDS
                               -----------------------------------     ---------------------------------
                                                                                 RESTRICTED/  NUMBER OF
                                                                        LTIP      DEFERRED    SECURITIES   ALL OTHER
                               FISCAL                                  PAYOUTS     STOCK      UNDERLYING   COMPEN-
NAME AND PRINCIPAL POSITION     YEAR      SALARY ($)     BONUS ($)     ($)(2)    AWARD(S)($)  OPTIONS (#)  SATION ($)(6)
---------------------------    -----      ----------    ----------     ------- ------------- -----------  --------------
J.M. Robinson, Chairman of      2000       737,500       720,750      123,000     393,281(3)    200,000      7,528
  the Board, Chief Executive    1999       700,000       635,000       92,400     330,525(4)    105,271      6,856
  Officer and President         1998       688,500       248,500       67,375     129,500(5)     45,000      5,800

Maureen Richards, Vice          2000       249,750       135,636       26,035      51,353(3)     17,600      7,528
  President, General Counsel    1999       234,000       143,000       19,553      73,178(4)     17,275      6,856
  and Corporate Secretary       1998       222,500        55,912       15,469      29,447(5)     10,000      5,800

Robert D. Ravener, Jr.,         2000       243,750       162,432       25,420      86,332(3)     21,000      3,978
  Vice President and            1999       228,250       107,184       19,058     209,251(4)     24,275      3,456
  Chief Personnel Officer(1)    1998       170,000        77,000       15,125     109,375(5)     15,000        0

Carlos E. Alberini, Former      2000       397,500           0            0           0          28,000      6,750
  Senior Vice President and     1999       373,500       300,000       37,422     149,922(4)     23,975     13,406
  Chief Financial Officer       1998       355,500       102,240       29,700      55,260(5)     15,000     12,550

---------
(1) Employment commenced in March 1998 and effective January 2001 was named Senior Vice President of the Corporation's newly formed Footstar Retailing Services division.

(2) The amounts in this column include one-half of the award pursuant to the Career Equity Program (the Corporation's long term bonus plan described below in the "Compensation Committee Report on Executive Compensation") payable in cash for the cycles ended December 30, 2000, January 1, 2000 and January 2, 1999.

(3) These amounts include the following "match" by the Corporation in deferred shares as a result of the voluntary deferral of a certain portion of the 2000 annual incentive bonuses payable to each of the Named Officers: Mr. Robinson 5,879 shares valued at $270,281; Ms. Richards 551 shares valued at $25,318; and Mr. Ravener 1,325 shares valued at $60,912. The amounts shown also include the following deferred shares awarded as part of the Corporation's Career Equity Plan, 50% of which vests in five years and the remaining 50% of which vests at retirement: Mr. Robinson 2,675 shares valued at $123,000; Ms. Richards 566 shares valued at $26,035; and Mr. Ravener 553 shares valued at $25,420.

(4) These amounts include the following "match" by the Corporation in deferred shares as a result of the voluntary deferral of 75% of the 1999 annual incentive bonuses payable to each of the Named Officers: Mr. Robinson 10,013 shares; Ms. Richards 2,255 shares; Mr. Ravener 1,690 shares; and Mr. Alberini 4,731 shares. The amounts shown also include the following deferred shares awarded as part of the Corporation's Career Equity Plan, 50% of which vests in five years and the remaining 50% of which vests at retirement: Mr. Robinson 3,885 shares; Ms. Richards 822 shares; Mr. Ravener 801 shares; and Mr. Alberini 1,574 shares. The amount shown for Mr. Ravener also includes the value of shares of the Corporation's Common Stock underlying restricted stock units of 5,963 shares granted in 1999. These restricted stock units vest in five years from the date of grant contingent upon continued employment. At January 2, 2001, the value of the deferred shares referred to in this footnote was: Mr. Robinson $681,871, Ms. Richards $150,965, and Mr. Ravener $414,774. Mr. Alberini's deferred shares were forfeited.

(5) These amounts include the following "match" by the Corporation in deferred shares of the voluntary deferral of 50% of the 1998 annual incentive bonuses payable to each of the Named Officers: Mr. Robinson 2,470 shares; Ms. Richards 556 shares; Mr. Ravener 765 shares; and Mr. Alberini 1,016 shares. The amounts shown also include the following deferred shares awarded as part of the Corporation's Career Equity Plan, 50% of which vests in five years and the remaining 50% of which vests at retirement: Mr. Robinson 2,678 shares; Ms. Richards 615 shares; Mr. Ravener 601 shares; and Mr. Alberini 1,181 shares. The amount shown for Mr. Ravener also includes the value of shares of the Corporation's Common Stock underlying restricted stock units of 2,051 shares granted in 1998 with a value as of January 2, 2001 of $100,627. These restricted stock units vest in five years from the date of grant contingent upon continued employment with the Corporation. At January 2, 2001, the value of the deferred shares referenced in this footnote was $252,594 for Mr. Robinson, $57,452 for Ms. Richards, and $167,647 for Mr. Ravener. Mr. Alberini's deferred shares were forfeited.

(6) The amounts disclosed represent the Corporation's contributions under the Corporation's 401(k) profit sharing plan as well as $6,750 for Mr. Alberini in each of 2000, 1999 and 1998 representing interest (calculated at 6.75% annually) which might otherwise have had to been paid on a non-interest bearing loan.

     Option Grants in Last Fiscal Year. The table below shows information regarding grants of stock options made to the Named Officers during fiscal 2000. The amounts shown as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full ten year term of the options.

                                             OPTION GRANTS IN LAST YEAR

                                       INDIVIDUAL GRANTS                                  POTENTIAL REALIZABLE
                                ----------------------------                                VALUE AT ASSUMED
                                                 PERCENT OF                               ANNUAL RATES OF STOCK
                                   NUMBER OF        TOTAL                                PRICE APPRECIATION FOR
                                  SECURITIES       OPTIONS                              -------------------------
                                  UNDERLYING     GRANTED TO   EXERCISE OR                    OPTION TERM ($)
                                   OPTIONS      EMPLOYEES IN  BASE PRICE   EXPIRATION   -------------------------
          NAME                  GRANTED (#)(1)   FISCAL YEAR    ($/SH)        DATE          5%           10%
          ----                  --------------  ------------  -----------  ----------   ----------    -----------

J.M. Robinson .................    200,000          25.9         21.75      03/10/10     2,735,692      6,932,780
Maureen Richards ..............     17,600           2.3         21.75      03/10/10       240,741        610,085
Robert D. Ravener, Jr. ........     21,000           2.7         21.75      03/10/10       287,248        727,942
Carlos E. Alberini (2) ........     28,000           3.6         21.75         --                0              0


(1) Each option vests at the rate of 20% per year over a five-year period beginning on the first anniversary of the date of grant.

(2)  These options were forfeited.


     Option Exercises and Year-End Option Holdings. The following table shows information regarding option exercises during 2000 as well as fiscal 2000 year-end option holdings for each of the Named Officers.

                                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                          AND FISCAL YEAR-END OPTION VALUES

                                                                                          VALUE OF UNEXERCISED
                                    SHARES                      NUMBER OF SECURITIES          IN-THE-MONEY
                                   ACQUIRED         VALUE      UNDERLYING UNEXERCISED          OPTIONS AT
                                  ON EXERCISE     REALIZED      OPTIONS AT FY-END (#)           FY-END($)
              NAME                    (#)            ($)      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
              ----                ------------    --------    -------------------------   -------------------------
J.M. Robinson ................        --             --            225,053/395,218         5,266,494/9,900,541
Maureen Richards .............      24,000         597,000          7,455/43,420            155,107/1,101,610
Robert D. Ravener, Jr. .......        --             --             10,855/49,420           195,828/1,171,965
Carlos E. Alberini ...........      88,794        1,640,000              0/0                       0/0

     Supplemental Retirement Plan. The following table indicates the approximate amount of annual retirement income that would be payable under the Supplemental Retirement Plan for Select Senior Management of Footstar (the "Supplemental Retirement Plan"), including to each of the Named Officers, based on various assumptions as to compensation and years of service, assuming benefits are computed under a straight life annuity formula and retirement at age 60. The annual benefit will be reduced by the annualized value of any retirement or deferred profit sharing benefit paid or payable under any other plan maintained by the Corporation (excluding benefits attributable to contributions made by participants), and without offset for social security or other benefits.

                               PENSION PLAN TABLE

                                                  ESTIMATED ANNUAL RETIREMENT BENEFITS BASED ON
                                                        YEARS OF SERVICE AND COMPENSATION
                                             ----------------------------------------------------
                                             10 YEARS       15 YEARS       20 YEARS      25 YEARS
                                             --------       --------       --------      --------
$  200,000 .............................     $ 40,000       $ 60,000       $ 80,000      $100,000
   400,000 .............................       80,000        120,000        160,000       200,000
   800,000 .............................      160,000        240,000        320,000       400,000
 1,000,000 .............................      200,000        300,000        400,000       500,000
 1,200,000 .............................      240,000        360,000        480,000       600,000
 1,400,000 .............................      280,000        420,000        560,000       700,000
 1,600,000 .............................      320,000        480,000        620,000       800,000

     The Supplemental Retirement Plan is designed to provide competitive retirement benefits to selected executives with at least ten years of credited service. The normal retirement benefit commencing at age 60 is equal to 2% of the highest average three consecutive years' base salary plus target annual bonus for the executive in the preceding ten years, multiplied by the number of years of credited service with the Corporation (to a maximum of 25 years). In the case of retirement on or after age 55 but before age 60, a reduced benefit is provided. Except in the event of a "change in control" (as defined in the Supplemental Retirement Plan) or as provided in the Employment Agreements referred to below, no benefits are payable to an eligible executive who terminates employment prior to age 55 or prior to completing ten years of credited service. Benefits are generally payable in annual installments for the life of the executive, but other forms of payment of equivalent actuarial value may be elected.

     Compensation which may potentially be used to determine benefits for each of the Named Officers covered by the Supplemental Retirement Plan for 2000 equals the respective amounts shown in the Salary column of the Summary Compensation Table, plus the target amount of the Named Officer's annual incentive bonus. As of January 1, 2001, the credited years of service under the Supplemental Retirement Plan for Messrs. Robinson, Ravener, and Ms. Richards were 19, 3, and 4 years, respectively. Mr. Alberini forfeited any right to participate in such plan. If a covered executive is terminated without "cause" or voluntarily terminates his or her employment for "good reason" (as each such term is defined in the Supplemental Retirement Plan) contemporaneously with or within two years following a "change in control," benefits will be payable in a lump sum equal to the actuarial equivalent of the annual retirement benefit which would have been payable under the Supplemental Retirement Plan had the executive remained employed by the Corporation until the date when he or she would attain 10 years of service (or such later date as the executive would attain age 60), multiplied by a fraction in which the numerator is the executive's actual years of credited service (but not more than 10) and the denominator is 10 (thus reducing the benefit proportionately to the extent the executive's actual years of credited service are less than 10).

     Employment Agreements. The Corporation has employment agreements ("Employment Agreements" or singularly "Employment Agreement") with Messrs. Robinson, Ravener and Ms. Richards. The following briefly summarizes the principal terms of the Employment Agreements.

     The period of employment under the Employment Agreements extends initially for three years (five years in the case of Mr. Robinson), subject to automatic one-year extensions at the end of the initial term unless either party gives notice of non-renewal at least 180 days prior to expiration of the term. The Employment Agreements generally provide for payment of an annual base salary that will be reviewed each year, but may not be decreased from the amount in effect in the previous year. The Employment Agreements also generally provide for (i) continued payment of base salary, incentive compensation, and other benefits for 36 months in the case of Mr. Robinson and for 18 months in the case of the other Named Officers (or 24 months in the case of a "change in control") in the event the executive's employment is terminated other than a termination by the Corporation for "cause" or voluntarily by the executive without "good reason"; (ii) non-competition for a period of 18 months (36 months for Mr. Robinson) subsequent to termination for any reason other than by the executive for "good reason" or by the Corporation without "cause" following a "change in control"; (iii) other restrictive covenants including non-disclosure, non-solicitation of employees and availability for litigation support; (iv) participation in certain benefit plans and programs (including pension benefits, disability and life insurance, and medical benefits); (v) annual and long-term incentive compensation opportunities; and (vi) deferred compensation arrangements. Mr. Robinson had target annual incentive and long-term incentive opportunities for fiscal 2000 of 60% and 40%, respectively, of his annual base salary.

     A "change in control" is defined as (i) any person acquiring beneficial ownership of 25% or more of the outstanding Common Stock or the combined voting power of the Corporation's outstanding voting securities; (ii) the reorganization, merger, consolidation, complete liquidation or dissolution of the Corporation, sale or disposition of all or substantially all of the assets of the Corporation, or similar corporate transaction; or (iii) members of the Board serving at the effective date of the 1996 Incentive Compensation Plan, together with members first elected thereafter (excluding certain directors elected as a result of an actual or threatened election contest) with the approval of a majority of the original members and new members previously so approved, ceasing to constitute a majority of the Board. "Good reason" is defined generally as demotion, reduction in compensation, unapproved relocation in the case of Mr. Robinson (or other Named Officers following a "change in control"), material breach of the Employment Agreement by the Corporation, or, in the case of Mr. Robinson, failure to extend the term of the Employment Agreement to his 60th birthday. "Cause" is defined generally as a breach of the restrictive covenants referred to above, certain felony convictions, or willful acts or gross negligence that are materially damaging to the Corporation.

     If payments under the Employment Agreements following a "change in control" are subject to the "golden parachute" excise tax, the Corporation will make an additional "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as would have been the case had such excise tax not applied.

     The Employment Agreements obligate the Corporation to indemnify the executives to the fullest extent permitted by law, including the advancement of expenses, and provide that the Corporation generally will reimburse an executive for expenses incurred in seeking enforcement of the Employment Agreement, unless the executive's assertion of rights was in bad faith or frivolous. The Employment Agreement with Mr. Robinson relates to his employment as Chairman and Chief Executive Officer and his agreement to serve as a director. The Employment Agreements with Ms. Richards and Mr. Ravener relate to their employment as senior executives of the Corporation.

     Director Compensation. Directors who are not receiving compensation as officers or employees of the Corporation or of any affiliate ("non-employee directors") are paid an annual retainer of $10,000 and a $1,000 fee for attendance at each meeting of the Board or any committee of the Board and a $2,500 fee for serving as a committee chair. Non-employee directors are also eligible to participate in the 1996 Non-Employee Director Stock Plan (the "1996 Director Plan"). Under the 1996 Director Plan, each non-employee director receives a one-time non-qualified option to purchase 2,000 shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the grant date. Each option becomes exercisable in 20% increments on each of the first five anniversaries following the date of grant, and thereafter remains exercisable until the option expires.

     The 1996 Director Plan also provides for automatic grants of 2,000 stock units ("Stock Units") to each person whom, at the close of business on the date of each annual meeting of the Corporation's stockholders, is a non-employee director. Each Stock Unit represents the right to receive one share of Common Stock at the end of a specified period. Fifty percent of such Stock Units vest six months and a day after the grant date, provided the non-employee director has not ceased to serve as a director for any reason other than death, disability, or retirement at or after attaining age 65, except that payment of such Stock Units will be accelerated in the event of a "change in control". The remaining fifty percent of such Stock Units become payable upon the later of ceasing to be a director or attaining age 65, provided that delivery of such Stock Units shall be accelerated in the event of death, disability, or a "change in control".

     The 1996 Director Plan permits a non-employee director to elect to defer receipt of all or a portion of the shares otherwise deliverable in connection with Stock Units. The 1996 Director Plan also permits a non-employee director to elect to defer receipt of fees otherwise payable in cash, with such deferred amounts deemed invested in Stock Units.

     In 2000, the Board of Directors approved voluntary stock ownership guidelines for all independent directors providing for ownership of Common Stock of the Corporation in an amount equal to at least five times their annual retainer and fees, to be achieved over a five-year period.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is comprised of four independent, non-employee directors. This Committee is responsible for establishing, implementing, administering and monitoring the Corporation's compensation strategy, policies and plans.

     Compensation Strategy. The Corporation's compensation strategy is based upon the premise that all of its associates are important to its success, with senior executives setting the direction of the business and having overall responsibility for its results. Because the Corporation operates in a highly competitive and difficult economic environment for retailers, the Committee has adopted compensation policies and plans intended to

     o    attract and retain high caliber individuals,

     o provide compensation opportunities that are fair and competitive with comparable organizations, as well as effective and tax efficient,

     o reward the creativity of its key executives in maximizing business opportunities, and

     o provide incentives to motivate key management based on achievement of both short- and long-term business objectives, strategic progress and the creation of stockholder value.

     The Corporation's executive compensation program was designed to be aligned with the Corporation's competitive marketplace and short- and long-term performance objectives. The compensation practices at 12 specialty retailers with revenues ranging from approximately $1.24 billion to $4.63 billion were identified as comparable corporations with which the Corporation competes for talent. The companies that comprise this group are different than the companies comprising the peer group index referred to in the performance graph of this Proxy Statement. In the view of the Compensation Committee, this group of 12 specialty retailers that were selected is more representative for compensation review purposes.

     The Committee has implemented a compensation program that is comprised of annual and longer-term financial incentives. Base salaries are positioned at approximately the 50th to 60th percentile and remuneration at approximately the 65th percentile of the peer group at target but with the opportunity for increased yields for superior results. Actual total remuneration levels may range well below or above target in any one year and over a period of years based on performance against annual and long-term business objectives and total return to stockholders. The primary components of the compensation program are base salary, annual incentive awards, a career equity program and stock options.

     Base Salaries. The Committee reviews base salaries annually and considers increases based on corporate profitability, competitive salaries, position responsibility levels and individual qualifications and performance. In making pay decisions for key management including the Named Officers (other than the Chief Executive Officer), the Committee also takes into consideration the views and recommendations of the Chief Executive Officer. The Chief Executive Officer's base salary increased in April 2000 by $50,000 (7.1%) to $750,000.

     Annual Incentive Awards. The Corporation's annual incentive program provides for cash bonuses based on performance relative to predetermined objectives approved by the Committee each year. As an added retention feature and to further align the interests of management and stockholders, executive officers and other members of management may elect to defer receipt of up to 75% of their cash bonuses for five years in deferred shares of Common Stock and receive partial matching grants which vest upon completion of five years of continued employment, subject to accelerated vesting in certain events (the "STEP Program").

     Incentive awards at target performance range from 60% of base salary for the Chief Executive Officer and scale down depending on position responsibilities. Larger awards are permitted if performance exceeds predetermined objectives. Smaller or no awards are made if performance falls below such objectives.

     Bonuses payable to the Chief Executive Officer and other Named Officers were based on preestablished goals for the Corporation's earnings before Federal income taxes and economic profit. The Chief Executive Officer's annual incentive award for 2000 was 134% of his target award due to the Corporation's performance in meeting these objectives. In addition, the Chief Executive Officer and Mr. Ravener were awarded a one-time special bonus of $120,000 and $30,000 respectively, 75% of which was mandatorily deferred for five years under the Company's STEP program, in connection with the execution of 2000 performance objectives.

     Career Equity Program. As part of its long-term incentive compensation arrangements, the Committee has implemented a Career Equity Program for executive officers and other key members of management. Three-year cycles begin each year. The value of such awards are determined by preestablished goals set by the Committee based on the Corporation's cumulative net income and return on average equity during each cycle. The target and maximum awards for the Chief Executive Officer were set at 40% and 80% of base salary, respectively. Award payments are made in equal combinations of current cash and deferred shares of the Corporation's Common Stock, with one-half of the deferred shares vesting after five years of continued employment and one-half vesting at retirement, subject to accelerated vesting in certain events.

     For the cycle ending December 31, 2000, the Career Equity Award for the Named Officers (including the Chief Executive Officer) and other participants was 82% of the targeted award due to the Corporation's performance against the preestablished long-term goals.

     Stock Options. Stock options are granted to the Corporation's executive officers and over 100 other key employees to further align their interests with those of the stockholders. Stock options are granted at an exercise price equal to the fair market value of the Corporation's Common Stock and are exercisable in five equal annual installments based on continued employment during the five-year period following the grant date, subject to accelerated vesting in certain events. In 2000, the Chief Executive Officer was granted 195,403 non-qualified stock options and 4,597 incentive stock options. Grants are determined based on the executive officer's position, multiple of base compensation, individual performance and fair market value of the Corporation's Common Stock on the grant date.

     Stock Ownership Guidelines. In order to encourage management to have an ownership stake in the Corporation, the Compensation Committee adopted voluntary stock ownership guidelines for the Chief Executive Officer and other key managers including the Named Officers. The Committee believes that executive stock ownership provides a meaningful link to stockholder interests and signifies a personal commitment from the management team to the Corporation's long term success. These guidelines provide that over a five year period the Chief Executive Officer should attain an ownership interest in the Corporation's Common Stock of five times base salary and that the other key managers (including the Named Officers) attain an ownership interest of one to three times base salary.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the other four most highly compensated individuals who are executive officers as of the end of the year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. It is the Committee's policy to preserve corporate tax deductions by qualifying compensation paid over $1 million to the named executive officers. However, the Committee has retained the flexibility to approve compensation arrangements that it deems to be in the best interests of the Corporation and its stockholders that may not always qualify for full tax deductibility. All compensation paid by the Corporation in 2000 qualified for full tax deductibility and it is anticipated that all compensation to be paid in 2001 will also be fully deductible.

                                                 Compensation Committee:


                                                     Terry R. Lautenbach, Chair
                                                     George S. Day
                                                     Stanley P. Goldstein
                                                     Bettye Martin Musham

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors is comprised entirely of independent outside directors. Its primary function is to oversee the Company's system of internal controls, financial reporting practices and audit function to ensure their quality, integrity and objectivity. The Board of Directors has adopted and approved a written charter for the Audit Committee attached as Exhibit A.

     For fiscal 2000, the Audit Committee reviewed the overall audit scope, plans and results of the audit engagement. The Committee also met separately, without management present, with the independent auditors to discuss the year's audit. In addition, the Committee reviewed and discussed the Company's annual financial statements with management before issuance.

     The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61, Communication with Audit Committees, of the Auditing Standards Board of the American Institute of Certified Public Accountants, to the extent applicable. The Audit Committee has also received and reviewed the written disclosures and confirmation from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, of the Independence Standards Board, and has discussed with the auditors the auditors' independence.

     Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year 2000.

                                           Audit Committee:


                                           George S. Day, Chair
                                           Robert A. Davies, III
                                           Kenneth S. Olshan
                                           Neele E. Stearns, Jr.

Performance Graph. The following graph shows cumulative total stockholder returns for the Corporation, assuming reinvestment of any dividends, compared with the Standard & Poor's ("S&P") SmallCap 600 Stock Index and the S&P SmallCap Retail Specialty Index. The graph covers the period of time beginning on October 14, 1996, the date when Footstar's Common Stock was first traded on the New York Stock Exchange, through December 29, 2000.

                                [GRAPH OMITTED]


                                        10/14/96    12/28/96     1/3/98     1/2/99      1/1/00     12/29/00
                                        --------    --------     ------     ------      ------     --------
      Footstar, Inc.            FTS       100.0       124.4      131.1       122.0      148.8       241.5
      S&P Small Cap 600         SML       100.0       103.9      130.6       128.0      142.7       156.9
      S&P SM Retail-Specialty   SMRESP    100.0        96.5      122.0       132.2      122.2       115.8

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors is comprised of four outside independent directors, Terry R. Lautenbach (Chair), George S. Day, Stanley P. Goldstein and Bettye Martin Musham.

     Certain Transactions With Related Parties. The Corporation was a payee with respect to $100,000 of a relocation loan received by Mr. Alberini. The loan bears no interest and has been fully repaid by Mr. Alberini.

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Corporation's officers and directors to file with the SEC reports regarding ownership of the Corporation's Common Stock, and to furnish the Corporation with copies of all such filings. Based on a review of these filings, the Corporation believes that all filings were timely made.

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP as the Corporation's independent auditors to make an examination of the accounts of the Corporation for the 2001 fiscal year. KPMG LLP served as independent auditors for the Corporation for the 2000 fiscal year and prior. Representatives of KPMG LLP are expected to be present at the Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

     The fees billed for services rendered for the Corporation by KPMG LLP for fiscal 2000 were as follows:

     Audit Fees ...............................................$462,000
     Financial Information Systems Design and
       Implementation Fees ....................................$      0
     All Other Fees
     (For services including acquisition matters, due
       diligence and statutory audits) ........................$988,000


     The Audit Committee has considered whether the provision of the services covered under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" above is compatible with maintaining the Auditors' independence.

                  STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE
                               2002 ANNUAL MEETING

     Any proposal of a stockholder intended to be presented at the Corporation's 2002 Annual Meeting of Stockholders must be received by the Secretary of the Corporation, for inclusion in the Corporation's proxy statement, notice of meeting and proxy not later than November 30, 2001.

     The Corporation's Bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any annual meeting of stockholders, or to bring business before an annual meeting of stockholders of the Corporation. The Bylaws provide that only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice to the Secretary of the Corporation prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Corporation. The Bylaws also provide that at any meeting of stockholders only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or, in the case of an annual meeting of stockholders, by a stockholder who has given timely written notice to the Secretary of the Corporation of such shareholder's intention to bring such business before such meeting. Under the Bylaws, for any such shareholder notice to be timely, such notice must be received by the Corporation in writing not less than 90 days nor more than 100 days prior to the meeting, or in the event that less than 100 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, to be timely, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the Bylaws, a stockholder's notice must also contain certain information specified in the Bylaws.

                                  ANNUAL REPORT

     A COPY OF THE CORPORATION'S ANNUAL REPORT WAS MAILED TO ALL STOCKHOLDERS OF RECORD ON OR ABOUT MARCH 30, 2001. STOCKHOLDERS, UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT OF THE CORPORATION, 933 MACARTHUR BOULEVARD, NEW JERSEY 07430, MAY RECEIVE, WITHOUT CHARGE, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, FINANCIAL STATEMENT SCHEDULES AND LIST OF EXHIBITS, REQUIRED TO BE FILED WITH THE SEC FOR THE 2000 FISCAL YEAR.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Corporation knows of no business that will be presented for consideration at the Meeting other than the items referred to above. PROXIES IN THE ENCLOSED FORM WILL BE VOTED IN RESPECT OF ANY OTHER BUSINESS THAT IS PROPERLY BROUGHT BEFORE THE MEETING AS RECOMMENDED BY THE BOARD OF DIRECTORS OR, IF NO SUCH RECOMMENDATION IS GIVEN, IN THE DISCRETION OF THE PROXY HOLDERS.

                                    EXHIBIT A

                                 FOOTSTAR, INC.

                             AUDIT COMMITTEE CHARTER

  Purpose

     The board of directors has oversight responsibilities with respect to all material aspects of the Company's financial reporting, system of internal controls and audit process. Through this charter, the adequacy of which shall be reviewed by the board annually, the board delegates certain duties and responsibilities, as set forth below, to the Audit Committee (the "Committee") to assist the board in fulfilling its responsibilities.

     To discharge its oversight responsibilities effectively, the Committee will maintain open lines of communication with the chief financial officer, chief internal auditor and with the Company's independent auditors.

     The board recognizes that an informed and vigilant Committee represents an effective influence for ensuring adequate internal controls and fair and complete financial reporting. The members of the Committee are expected to discharge their duties with the same good faith, diligence, care and skill exercised in performing their duties as directors of the Company.

  Organization

     The Committee shall be composed of at least three non-employee, independent directors with no relationships with the Company that may interfere with the exercise of their independence from management and the Company.

     The Committee shall have a chairperson appointed by the board of directors. The Committee shall appoint a secretary who shall keep a record of the Committee's proceedings.

     The Committee shall meet sufficiently often to review the financial statements, the activities and reports of the internal auditor and the independent auditor and other matters requiring consideration by the Committee. The Committee chairperson may call other meetings as necessary.

     The Committee shall have the power to adopt its own operating rules and procedures and to call upon assistance from officers and employees of the Company and to have access to other advisers at its discretion.

  Relationship with Auditors

     The external auditors, in their capacity as independent public accountants, are ultimately accountable to the board of directors and the Committee as representatives of shareholders.

     The Committee shall annually review the performance of the external and internal auditors, and obtain a written statement from the external auditors delineating all their relations with the Company consistent with the American Institute of Certified Public Accountant's Independent Standards Board Standard
1. The Committee is also responsible for discussing with the auditors any relationships or services that may affect auditor objectivity or independence, and for recommending appropriate action to the full board for ensuring independence.

  Roles, Responsibilities and Duties

     (i) Consider the adequacy of the accounting and internal control systems.

     (ii) Oversee the audit function, both independent and internal, including, but not limited to, the performance, independence and fee arrangements of the independent auditors.

     (iii) Review quarterly and annual consolidated financial statements and major regulatory filings and discuss with the independent auditors the quality and acceptability of the Company's accounting principles.

     (iv) Institute, direct and supervise special investigations.

     (v) Recommend to the board the appointment of independent auditors.

     (vi) Review non-audit services provided by the independent auditors.

     (vii) Review the Company's Code of Conduct including its conflict of interest and compliance procedures.

     (viii) Review and assess the Company's processes for management of risk and for compliance with legal, ethical and regulatory requirements (including the adequacy of controls and contingency plans for dealing with areas of significant risk exposure).

     (ix) Review significant accounting and reporting issues, including recent professional and regulatory pronouncements and understand their impact on the financial statements.

     (x) Review the policies and procedures in effect for the review of officer's expenses and perquisites.

     (xi) Review the findings of any examinations by regulatory agencies, such as the Securities and Exchange Commission and the Internal Revenue Service.

     (xii) Recommend to the full board the criteria for and an implementation plan for a strategic audit.

     (xiii) Perform such other oversight functions as requested by the full board and also make such recommendations and observations as the Committee sees fit.

     (xiv) Report its activities to the full board following each meeting of the Committee to keep the board informed of Committee activities and findings on a current basis.

FOOTSTAR

                                      PROXY

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                              TUESDAY, MAY 1, 2001

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints KENNETH S. OLSHAN and GEORGE S. DAY and each of them, as Proxy, each with full power of substitution, to vote all of the stock of Footstar, Inc. ("Footstar" or the "Corporation") standing in the undersigned's name at the Annual Meeting of Stockholders of Footstar, to be held at the Corporation's headquarters, 933 MacArthur Boulevard, Mahwah, New Jersey, on Tuesday, May 1, 2001, at 10:00 a.m. and at any adjournment or postponement thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

     This proxy will be voted as specified hereon. If no choice is specified, the proxy will be voted FOR the nominees for Director listed hereon, and FOR ratification of the appointment of KPMG LLP as the Corporation's auditors (the "Ratification"), all as described in the accompanying Proxy Statement.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE)




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


                                                                                                    Please mark
                                                                                                    your votes as   [ X ]
            |------------------------------------------------------------------------------------|  indicated in
            |                                                                                    |  this example
            |                                                                                    |
            |------------------------------------------------------------------------------------|



           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND FOR THE RATIFICATION.


1. ELECTION OF DIRECTORS FOR A TERM TO EXPIRE IN 2004                                           2. RATIFICATION OF APPOINTMENT OF
                                                                                                    KPMG LLP, AS DESCRIBED IN THE
    FOR all the nominees          WITHHOLD                                                          PROXY STATEMENT
    listed to the right           AUTHORITY                     ROBERT A. DAVIES, III,
    (except as marked      to vote for all nominees             TERRY R. LAUTENBACH                 FOR       AGAINST   ABSTAIN
    to the contrary)          listed to the right        (INSTRUCTION: To withhold authority       |----|     |----|    |----|
                                                            to vote for any individual             |    |     |    |    |    |
       |----|                |----|                      nominee, write that nominee's name        |----|     |----|    |----|
       |    |                |    |                        in the space provided below.)
       |----|                |----|                                                             3.  In their discretion, upon other
                                                                                                    matters as may properly come
                                                                                                    before the Annual Meeting.
                                                       _______________________________________

 |---------------------------------------------------------------------------|                  Dated: ______________________, 2001
 |                                                                           |
 |                                                                           |
 |                                                                           |                  ___________________________________
 |                                                                           |                             Signature
 |                                                                           |
 |                                                                           |                  ___________________________________
 |                                                                           |                             Signature
 |                                                                           |
 |                                                                           |                  (Please sign exactly as your
 |                                                                           |                  name appears. When signing as
 |                                                                           |                  executor, administrator,
 |                                                                           |                  guardian, trustee or attorney,
 |                                                                           |                  please give your title as
 |                                                                           |                  such. If signer is a
 |---------------------------------------------------------------------------|                  corporation, please sign the
                                                                                                full corporate name and then
                                                                                                an authorized officer should
                                                                                                sign his or her name and print
                                                                                                his or her name and title
 PLEASE COMPLETE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.                   below the signature. If the
                                                                                                shares are held in joint
                                                                                                names, all joint owners should
                                                                                                sign.)

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